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                                                                    EXHIBIT 10.4


                    EMPLOYMENT AND NONCOMPETITION AGREEMENT


     This Agreement is dated as of March 31, 1997, and is between Thomas W. Kraus (the "Employee"), and NemaSoft, Inc., a Michigan corporation (the "Company"), a subsidiary of Nematron Corporation, a Michigan corporation ("Nematron").

     In consideration of the premises herein contained, the parties agree as follows:

     1. Employment. The Company employs the Employee as President of the Company, and the Employee accepts such employment, upon the terms and conditions set forth in this Agreement.

     2. Duties During Employment Period. The Employee shall perform and discharge well and faithfully such duties for the Company as may be assigned to the Employee from time to time by the Board of Directors of the Company and/or the President of the Company and, in the absence of such assignment, such services customary to such office as are necessary to the operations of the Company. The Employee shall devote all of his business time, attention and energies to the business of the Company.

     3. Term. The Employee's employment under Sections 1 and 2 of this Agreement shall be for a period (the "Employment Period") commencing on the date hereof and ending two years after the date hereof, unless sooner terminated in accordance with Section 9 below.

     4. Employment Period Compensation.

        (a) Base Salary. For all services to be rendered by the Employee hereunder (including services as officer, employee, member of any committee of the Company or any subsidiary or division or otherwise), the Company shall pay an annual salary to the Employee during the Employment Period of $100,000 (payable in bi-weekly or semi-monthly installments, at the Company's election). The Board of Directors may, at its option, make such additional salary determination as it deems appropriate in light of the performance of the Employee and the Company. However, Employee agrees and acknowledges that such increases or bonuses have not been promised and may not occur at all. All payments shall be subject to all applicable taxes required to be withheld by the Company pursuant to federal, state or local law.

        (b) Other Benefits. The Company shall provide Employee with the fringe benefits, prerequisites, and other benefits of employment provided to salaried executives of the Company, serving in a capacity similar to Employee, from time to time during the Employment Period. These benefits will be adjusted from time to time as determined by the Board of Directors of the Company.

     5. Covenant Not To Compete.

        (a) Noncompetition. The Employee acknowledges that the services to be provided hereunder are unique and that their loss would cause irreparable injury to the Company. The Employee also hereby acknowledges and recognizes the highly competitive nature of the Company's business and,


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accordingly, in consideration of the employment of the Employee by the Company, the Employee agrees to the following:

         (i) That during the Restricted Period (hereinafter defined), he will not, directly or indirectly (other than on behalf of the Company or its subsidiaries), engage in any activity which is in direct and substantial competition with the activities of the Company or its subsidiaries, whether such engagement is as an officer, director, proprietor, employee, partner, investor (other than as a holder of less than 2% of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent or otherwise, in any geographic area in which, or to any customer to whom, at any time heretofore or hereafter during the Employee's employment with the Company the products or services of the Company or its subsidiaries were distributed or provided by the Company or its subsidiaries.

         (ii) That during the Restricted Period the Employee will not directly or indirectly (other than on behalf of the Company or its subsidiaries) solicit, induce or influence any employee, sales agent, customer, supplier, lender, lessor or any other person which has a business relationship with the Company or its subsidiaries at any time during the Restricted Period to discontinue or reduce the extent of such relationship with the Company or its subsidiaries.

     (b) Restricted Period. As used herein, the term "Restricted Period" shall mean the period commencing with the date hereof and ending on the date that is the second anniversary hereof.

     6. Disclosure of Information. The Employee acknowledges that the Company's trade secrets, private or secret processes as they exist from time to time and information concerning products, development, technical information, procurement and sales activities and procedures, promotion and pricing techniques and credit and financial data concerning customers (the "Proprietary Information") are valuable, special and unique assets of the Company and its subsidiaries, access to and knowledge of which are essential to the performance of the Employee's duties hereunder. In light of the highly competitive nature of the industry in which the Company's businesses are conducted, the Employee agrees that all Proprietary Information heretofore or in the future obtained by the Employee as a result of the Employee's association with the Company shall be considered confidential. In recognition of this fact, the Employee agrees that he will not during the Restricted Period or at any time thereafter, disclose any of such Proprietary Information for his own purposes or for the benefit of any person or other entity (except the Company or its subsidiaries) under any circumstances unless such Proprietary Information has been publicly disclosed generally or, upon written advice of legal counsel reasonably satisfactory to the Company, that the Employee is legally required to disclose such Proprietary Information. Records prepared by the Employee or that come into his possession during his employment by the Company are and remain the property of the Company, and when his employment with the Company terminates, such records shall be left with the Company.

     7. Company Right to Inventions. The Employee shall promptly disclose, grant and assign to the Company for its sole use and benefit any and all inventions, improvements, technical information and suggestions relating in any way to the products, services or other Business Activities from time to time engaged in by the Company of its subsidiaries which the Employee has conceived, developed or acquired,

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or may conceive, develop or acquire during the Employee's employment by the
Company (whether or not during usual working hours), together with all patent applications, letters patent, copyrights and reissues thereof that may at any time be granted for or upon any such invention, improvement or technical information.

     At the request of the Company at any time, the Employee shall execute documents assigning to it, or its designee, any invention, improvement, discovery, technical information, suggestion, idea, or any patent application or patents, copyrights and reissues thereof referred to above, and shall execute any papers requested relating thereto and perform such other lawful acts as may be necessary or advantageous in the opinion of the Company or its counsel to vest title to any such invention, discovery, improvement, technical information, suggestion, idea, patent application, patent, copyright or reissues thereof in the Company or its designee.

     8. Remedies.

        (a) The Employee acknowledges and agrees that the Company's remedy at law for a breach or threatened breach of any of the provisions of Sections 5, 6 or 7 would be inadequate. In recognition of this fact, in the event of a breach by the Employee of any of the provisions of Sections 5, 6 or 7, as determined by the Company in its sole discretion acting in good faith, the Employee agrees that, in addition to the Company's remedy at law and the Company's rights under Section 9 hereof, the Company, without posting any bond, shall be entitled to obtain, and the Employee agrees not to oppose the Company's request for, equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

        (b) The Employee acknowledges that the granting of a temporary injunction, temporary restraining order or permanent injunction merely prohibiting the use of Proprietary Information would not be an adequate remedy upon breach or threatened breach of Sections 5, 6, or 7 and consequently agrees, upon proof of any such breach, to the granting of injunctive relief prohibiting the Employee from engaging in any of the activities prohibited by
Section 5. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach.

     9. Termination. Employee's employment will terminate on the first to occur of the following:

     (a) The Employee's employment under this Agreement may be terminated by the Company for "Cause". The following, as determined by the Company's Board of Directors in its sole discretion, acting in good faith, shall constitute "Cause" for termination: fraud, theft, waste of material corporate assets, gross negligence, conviction of a felony, willful misconduct, intentional failure to materially perform his duties and responsibilities consistent with the provisions of Sections 1 and 2 hereof, or breach of any of the provisions of Sections 5, 6 or 7 of this Agreement. Prior to a determination of Cause, the Company's Board of Directors shall give the Employee the opportunity to be heard. If the Employee's employment under this Agreement is terminated by the Company for any reason set forth in this paragraph (a), the Company shall continue to be liable only for the Base Salary set forth in Section 4 of this Agreement, if any, with respect to periods of time prior to the date of such termination.

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     (b) The Company may terminate the Employee's employment in the event of
Employee's "disability" and employment will terminate automatically upon Employee's death. "Disability" shall be deemed to exist if Employee has substantially failed to perform his duties under this Agreement for 90 days in any 120 day period for reasons of mental or physical health, as determined by competent medical evidence. If the Employee's employment under this Agreement is terminated for any reason set forth in this paragraph (b), the Company shall continue to be liable only for the Base Salary set forth in Section 4 of this Agreement, if any, with respect to periods of time prior to the date of such termination.

     (c) The Company may terminate the Employee's employment for any reason other than the reasons listed in paragraphs (a) and (b) or for no reason. If the Employee's employment under this Agreement is terminated pursuant to this paragraph (c), the Company shall continue to pay the Employee the compensation described in Section 4 at the rate in effect on the date of such termination until the date two years from the date hereof.

     (d) The Employee may terminate his employment under this Agreement upon the failure of the Company to provide the Employee with the compensation described in Section 4, upon material reductions in the Employee's responsibilities or authority (without the consent of the Employee), or if the Company moves (without the consent of the Employee) the Employee's office to a location that is more than 50 miles from Walpole, Massachusetts. If the Employee terminates his employment under this Agreement for any reason set forth in this paragraph (d) ("good reason"), the Company shall continue to pay the Employee the compensation described in Section 4 at the rate in effect on the date of such termination until the date two years from the date hereof.

     10. Indemnification; Stock Purchase Loan Forgiveness.

         (a) The parties acknowledge that (i) Employee owes $169,290 to the Company pursuant to a certain loan made by Intec Controls Corp. (which was merged into the Company on the date hereof) ("Intec") to the Employee in connection with the purchase by the Employee of common stock of Intec (the "Loan") and evidenced by the promissory note attached hereto as Exhibit A (the "Note"); (ii) Tin P. Pham and Huu Huyen Pham (collectively, "Pham"), who are former shareholders of Intec, have asserted various claims against Employee in the lawsuit captioned "Tin P. Pham and Huu Huyen Pham, individually and as shareholders of Intec Controls Corp. v. Thomas C. Kraus and Robert Mick, individually and as shareholders of Intec Controls Corp.," Norfolk, Massachusetts Superior Court, C.A. No. 97-005300 (together with any lawsuit brought in Federal Court based upon substantially similar facts as stated in the complaint filed in the aforementioned suit, the "Pham Suit"), and may assert further claims against Employee, persons previously serving as officers or directors of Intec, Intec, the Company or Nematron (all such claims of Pham, whether asserted in the Pham Suit or otherwise, are collectively referred to herein as the "Pham Claims") and (iii) the Company intends to forgive the Loan, except to the extent provided below. The term "Pham Claims" shall not include claims arising out of or based upon facts or circumstances arising or actions taken after the date hereof.


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        (b) Employee hereby agrees to indemnify, defend and hold harmless
Nematron and the Company from and against any and all liabilities, damages, losses, penalties, fines, claims, costs and expenses (including, without limitation, losses suffered as a result of any indemnification obligations, but excluding the amount of any attorney's fees and expenses paid pursuant to paragraph (e) below or incurred by the Company or Nematron) arising out of or resulting from the Pham Claims (the "Damages"); provided, that Employee's obligation shall not exceed the principal amount of the Loan. Immediately upon the incurrence of any Damages by the Company or Nematron at any time and from time to time on or before the Closure Date (as defined below), the portion of the principal amount of the Loan which is to be forgiven shall be reduced by the amount of such Damages and the portion of the principal amount of the Loan which will not be forgiven shall be due and payable pursuant to the terms of the Note and paragraph (b) of this Section 10. To the extent permitted by law, Employee hereby waives any and all rights he may have to indemnification from the Company or Nematron for liabilities, damages, losses, penalties, fines, claims, costs and expenses incurred by him as a result of Pham Claims, except as set forth in paragraph (e) below. Nothing contained herein shall be deemed to abridge or modify Employee's rights to indemnification under the Bylaws of the Company or Nematron for claims other than Pham Claims.

        (c) Employee hereby confirms his obligation to repay the Note in accordance with its terms to the extent it is not forgiven by the Company; provided that, until the earlier of the (i) Closure Date or (ii) the date on which the Employee's employment with the Company terminates (other than by Employee for "good reason," or by the Company without Cause ), no principal payments shall be required to be made under the Note. The Note shall bear interest at the rate stated therein and interest shall be payable in accordance with the terms thereof.

        (d) The Company agrees to forgive the principal amount of the Loan, less any amount deducted for Damages pursuant to paragraph (b) of this Section 10 (the "Net Loan Amount"), as follows, provided, that the Employee remains employed by the Company on such dates, or has terminated his employment for "good reason," or has been terminated without Cause:

            (i) If the Closure Date occurs prior to the first anniversary of the date hereof, the Company shall forgive one-third of the Net Loan Amount (together with interest accrued on such amount to such date) on the Closure Date, one-third of the Net Loan Amount (together with interest accrued on such amount to such date) on the first anniversary of the date hereof and the remainder (together with interest accrued on such amount to such date) on the second anniversary of the date hereof.

            (ii) If the Closure Date occurs after the first anniversary of the date hereof but prior to the second anniversary of the date hereof, the Company shall forgive two-thirds of the Net Loan Amount (together with interest accrued on such amount to such date) on the Closure Date and the remainder of the Net Loan Amount (together with interest accrued on such amount to such date) on the second anniversary of the date hereof.


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            (iii) If the Closure Date occurs on or after the second anniversary of the date hereof, the Company shall forgive the Net Loan Amount (together with interest accrued on such amount to such date) on the Closure Date.

     (e) The Company agrees to reimburse Employee for the reasonable attorney's fees and expenses actually incurred by him (and not otherwise reimbursed or to be reimbursed) in connection with the Pham Suit and any other action brought by Pham based upon substantially the same allegations as are made in the Pham Suit; provided, that the Company shall be obligated to reimburse Employee and Robert O. Mick for the fees and expenses of not more than one legal counsel (it being understood that the Employee and Robert O. Mick shall be jointly represented by the same counsel). Employee agrees to provide Nematron with copies of all pleadings and correspondence relating to the Pham Suit. The Company will reimburse the Employee for all taxes payable by the Employee in connection with the forgiveness of the Net Loan Amount, including taxes payable on such reimbursements.

     (f) "Closure Date" shall mean the earlier to occur of the following events: (i) the execution of a settlement agreement by and among all parties to the Pham Suit which has been approved by Nematron in its reasonable discretion and (A) which includes a full release and discharge by Pham (and their heirs, successors and assigns) of all Pham Claims Pham ever had, may then have or, with respect to the matters described in the Pham Suit, may have in the future against Employee, all persons previously serving as officers or directors of Intec, Intec, the Company or Nematron, (B) which results in the dismissal with prejudice of the Pham Suit, (C) which makes a final and binding determination with respect to all rights to indemnification of any person previously serving as an officer or director of Intec and (D) the Net Loan Amount has been finally determined; (ii) the dismissal with prejudice of the Pham Suit without liability on the part of Employee, any person previously serving as an officer or director of Intec, Intec, the Company or Nematron and the expiration of the time period during which appeal may be sought; or (iii) a final judgment has been issued in the Pham Suit, the time period during which appeal may be sought has expired and the amount of any Damages suffered and to be suffered by Nematron and the Company (including, without limitation, as a result of any obligation to indemnify persons previously serving as officers or directors of Intec) and the Net Loan Amount have been finally determined.

   11. Notices. Any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested or sent by express courier service, charges prepaid by shipper, to his residence in the case of notices to the Employee, and to the principal offices of the Company at 5840 Interface Drive, Ann Arbor, Michigan 48103 to the attention of the President in the case of notices to the Company (or to such other address as a party is directed pursuant to written notice from the other party). Any notice given by the Company to the Employee at his last directed address shall be effective to bind any other person who shall acquire rights hereunder.

   12. Assignment. This Agreement may not be assigned by the Employee but may be assigned by the Company in the event that the Company shall be merged with, or consolidated into, any other corporation,

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or in the event that the Company shall sell and transfer substantially all of its assets, or if the Company becomes a majority owned subsidiary of another entity.

     13. Entire Agreement; Waiver. This instrument contains the entire Agreement of the parties relating to the subject matter hereof, supersedes and replaces in its entirety any existing employment agreement of the Employee, whether oral or in writing, and may not be waived, changed, modified, extended or discharged orally but only by Agreement in writing signed by the Employee and an officer of the Company. The waiver by the Company of a breach of any provision of this Agreement by the Employee shall not operate or be construed as a wavier of a breach of any other provision of this Agreement or of any subsequent breach by the Employee.

     14. Survival of Terms. Any termination of this Agreement shall not, however, affect the ongoing provisions of this Agreement (including, without limitation, the provisions of Section 10), which shall survive such termination in accordance with their terms.

     15. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan.

     16. Headings. The headings of the sections are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

     17. Validity. If for any reason any provision hereof shall be determined to be invalid or unenforceable, the validity and effect of the other provisions hereof shall not be affected thereby.

     18. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. If any court determines that any provision of Section 5 hereof is unenforceable because of the duration or scope of such provision, such court shall have the power to reduce the scope or duration of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

     19. Limitation. The Employee agrees not to commence any cause of action relating to his the Employee's rights or remedies under this agreement more than six (6) months after the event complained of and agrees to waive any statute of limitations to the contrary.



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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                     EMPLOYEE


                                     /s/ Thomas W. Kraus
                                         -----------------------
                                         Thomas W. Kraus



                                     NEMASOFT, INC.


                                     By: /s/ Frank G. Logan III
                                         -----------------------
                                          Frank G. Logan, III
                                     Its: President




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